Exhibit 3.1(i)(b)

Delaware

The First State

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I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NXT-ID, INC.", FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF OCTOBER, A.D. 2021, AT 9:43 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIFTEENTH DAY OF OCTOBER, A.D. 2021 AT 5:30 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

5106921 8100
SR# 20213522139

Authentication: 204421047
Date: 10-15-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES C NON-CONVERTIBLE VOTING PREFERRED STOCK OF

NXT-ID, INC.

The undersigned, Chia-Lin Simmons, the Chief Executive Officer of Nxt-ID, Inc. (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify and set forth as follows:

First: The date on which the Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock of the Corporation (the “Certificate of Designations”) was originally filed with the Secretary of State of the State of Delaware was May 23, 2017.

Second: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Section 242 of the GCL and pursuant to the authority vested in the Board by the affirmative vote of a majority of the shares of the Corporation’s common stock, par value $0.0001 per share, and Series C Non-Convertible Voting Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), in the aggregate, outstanding and entitled to vote on the matter, adopted resolutions amending the Certificate of Designations (the “Certificate of Amendment”) as provided below.

Third: Section 12 of the Certificate of Designations has been added to read as follows:

12. REVERSE STOCK SPLIT. Upon the filing of this certificate of amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each ten (10) outstanding shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (the “Old Series C Preferred Stock”) shall be combined and converted into one (1) share of Series C Preferred Stock (the “New Series C Preferred Stock”) based on a ratio of one (1) share of New Series C Preferred Stock for each ten (10) shares of Old Series C Preferred Stock (the “Reverse Split Ratio”). This reverse stock split (the “Reverse Split”) of the outstanding shares of Series C Preferred Stock shall not affect the total number of shares of authorized preferred stock, par value $0.0001 per share, that the Company has designated as Series C Preferred Stock, which shall remain as set forth under Section 1.

The Reverse Split shall occur without any further action on the part of the Company or the holders of shares of New Series C Preferred Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Series C Preferred Stock shall be deliverable upon the Reverse Split, all of which shares of New Series C Preferred Stock be rounded up to the nearest whole number of such shares. All references to “Series C Preferred Stock” in these Articles shall be to the New Series C Preferred Stock.

The Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis, except that the Reverse Split will be effectuated on a certificate-by-certificate basis for shares held by registered holders. For shares held in certificated form, certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Series C Preferred Stock shall, after the Effective Time, represent a number of shares of New Series C Preferred Stock as is reflected on the face of such certificates for the Old Series C Preferred Stock, divided by the Reverse Split Ratio and rounded up to the nearest whole number. The Company shall not be obligated to issue new certificates evidencing the shares of New Series C Preferred Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.”

State of Delaware Secretary of State Division of Corporations Delivered 09:43 AM 10/15/2021 FILED 09:43 AM 10/15/2021 SR 20213522139 - File Number 5106921

Fourth: Section 4(l) of the Certificate of Designations, which sets forth the stated value of the Series C Preferred Stock shall be amended and restated in its entirety to adjust the stated value, as a result of the one-for-ten reverse split of the Series C Preferred Stock, to read as follows:

(l) “Stated Value” means $10,000.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, combinations, subdivisions or other similar events occurring after the Effective Time.

Fifth: All other provisions of the Certificate of Designations shall remain in full force and effect.

Sixth: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the GCL.

Seventh: This Certificate of Amendment shall be effective as of 5:30 P.M. New York time on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designations to be signed by the undersigned, a duly authorized officer of the Corporation, and the undersigned has executed this Certificate of Amendment and affirms the foregoing as true and under penalty of perjury this 15th day of October, 2021.

NXT-ID, INC.

/s/ Chia-Lin Simmons
Name:	Chia-Lin Simmons
Title:	Chief Executive Officer

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